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                                                                       EXHIBIT 5





                                  April 6, 2001




Sunrise Technologies International, Inc.
3400 West Warren Avenue
Fremont, California  94538

     Re:  Sunrise Technologies International, Inc.
          Registration Statement on Form S-8

Gentlemen:

     We have represented Sunrise Technologies Interational, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of up to 590,000 additional shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock") pursuant to the terms of the Sunrise Technologies International, Inc. Supplemental Employee Stock Plan ("Supplemental Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents as we deemed necessary to examine for purposes of this opinion, including but not limited to the Supplemental Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, as amended, and resolutions of the Board of Directors of the Company.

     We are of the opinion that the Shares will, when issued pursuant to the Supplemental Plan, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ LORD, BISSELL & BROOK
                                       --------------------------
                                       LORD, BISSELL & BROOK